Exhibit 10.31

Summary of Executive Officer Compensation

	Agreement	Annualized	Stock	Restricted
Officer	Date	Base Salary	Options	Stock	Bonus	Benefits
Dr. Ginetto Addiego	02/14/05	$310,000	100,000	30,000 (1)	Up to 100% of base salary upon achievement of company and personal performance objectives.	Health, dental, vision, life and long-term disability insurance

Dr. Fusen Chen	10/04/2004	$290,000	100,000	30,000 (2)	Up to 100% of base salary; 50% of which is based on meeting annual bookings targets; and 50% of which is based on achievement of company objectives.	Health, dental, vision, life and long-term disability insurance

(1)	10,000 shares of restricted stock shall vest per year over a three year period beginning on February 14, 2005.

(2)	15,000 shares shall vest on October 4, 2009, provided, however, that 7,500 shares may vest sooner upon achievement by the Company of a $2.5 billion annual revenue level (measured by the total of the publicly reported revenues of the Company for any four consecutive completed fiscal quarters).